EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-103801) dated March 13, 2003, the registration statement on Form S-3 (No. 333-175806) dated July 27, 2011, and the registration statement on Form S-4 (No. 333-184627) dated November 29, 2012 of LCNB Corp. of our reports dated February 25, 2013 on the consolidated financial statements and internal control over financial reporting of LCNB Corp., which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ J.D. Cloud & Co. L.L.P.
Certified Public Accountants

Cincinnati, Ohio
February 25, 2013